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                                                                    EXHIBIT 21.1

                   SUBSIDIARIES OF RG GLOBAL LIFESTYLES, INC.

    1. Aquair, Inc., a California corporation, operates as a wholly-owned subsidiary of the Company

    2. On Line Surgery, Inc., a California corporation, is a dormant wholly-owned subsidiary of the Company

    3. Aquair Hong Kong Ltd, a company organized under the laws of Hong Kong, is a wholly-owned subsidiary of the Company

    4. Aquair Asia Company Limited, a company organized under the laws of Thailand, is a wholly-owned subsidiary of the Company